                                                                     EXHIBIT 5.1

[COOLEY GODWARD LLP LOGO]       ATTORNEYS AT LAW               Broomfield, CO
                                                               720 566-4000
                                Five Palo Alto Square
                                3000 El Camino Real            Reston, VA
                                Palo Alto, CA                  703 456-8000
                                94306-2155
                                Main 650 843-5000              San Diego, CA
                                Fax  650 849-7400              858 550-6000

                                www.cooley.com                 San Francisco, CA
                                                               415 693-2000
                                JAMES C. KITCH
                                (650) 843-5027
                                kitchjc@cooley.com

April 6, 2004

Lynx Therapeutics, Inc.
25861 Industrial Blvd.
Hayward, CA 94545

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Lynx Therapeutics, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of five hundred forty thousand fifty eight (540,058) shares of the Company's common stock (the "Shares"), with a par value of $0.01, to be issued in connection with that certain Asset Purchase Agreement, dated as of March 22, 2004, by and between the Company, Manteia SA and Solexa Limited (the "Purchase Agreement").

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company on February 26, 2004, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

[COOLEY GODWARD LLP LOGO]

Lynx Therapeutics, Inc.
April 6, 2004
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By: /s/ James C. Kitch
    ----------------------
    James C. Kitch